Nu Skin Enterprises, Inc.
Amended and Restated
Executive Incentive Plan

I.         Purpose

This Amended and Restated Executive Incentive Plan (the “Plan”) is adopted by Nu Skin Enterprises (the “Company”) to reward its executives through the payment of cash incentive awards (the “Incentive Awards”) for outstanding performance related to the accomplishment of strategic objectives and individual goals.

II.         Objectives

The objectives of the Plan are to: i) attract, motivate, and retain an executive by emphasizing pay for performance incentives that provide the opportunity to earn total compensation competitive with the current market; ii) reward an executive for the achievement of the Company’s strategic business objectives and goals; iii) promote teamwork within and across divisions, regions, countries and departments; iv) enhance operational efficiency; v) generate new revenue while maintaining the current revenue base; vi) increase operating profit; and vii) motivate the achievement of individual goals.

III.         Administration

The Plan shall be administered under the direction of the Compensation Committee. The Plan and all changes to the Plan are subject to the approval of the Compensation Committee of the Board of Directors of the Company.

IV.         Terms of Plan

      A.     Eligibility

(1)

Participants. Executives who are to participate in the Plan shall be recommended by the CEO and approved by the Compensation Committee. Attached as Schedule I to this Plan is a schedule of the initial participants in the Plan (the “Participants”). Schedule I shall be amended from time to time to reflect the addition or deletion of Participants.

(2)	Participant Eligibility. To be eligible to receive an Incentive Award under this Plan, a Participant must, unless otherwise approved by the Compensation Committee:

a.	be employed at the time of the payment of Incentive Award;

b.	be actively employed (not on a leave-of-absence) by the Company or its affiliates for a minimum of six weeks during the applicable Incentive Period. In the event a Participant is not actively employed during the entire Incentive Period, the Incentive Award for such Incentive Period will be prorated based on the number of days the executive was actively employed during the Incentive Period divided by the total number of days in the Incentive Period.

      B.     Effective Date

The effective date of the Plan is January 1, 2004. The Plan shall remain in effect until terminated by the Compensation Committee. This Plan supercedes the Executive Incentive Plan adopted July 1, 2001, and all subsequent amendments thereto.

      C.     Modifications

The Plan can be terminated or modified by the Compensation Committee at any time. The Company shall provide written notification of any such termination or modification to all Participants.

      D.     Incentive Periods

(1)	Semi-Annual Incentive Periods. The Plan shall have two six-month incentive periods (the “Semi-Annual Incentive Periods”) each year commencing on January 1st and July 1st, respectively.

(2)

Quarterly Incentive Periods. In addition, the Plan shall have four quarterly incentive periods (the “Quarterly Incentive Periods”) commencing on the first day of each of the Company’s fiscal quarters. The Semi Annual Incentive Periods and the Quarterly Incentive Periods are collectively referred to as the “Incentive Periods,” and individually as an “Incentive Period.”

      E.     Incentive Targets

(1)

Critical Success Factors. Operating profit and revenue shall be the critical success factors used to determine whether an Incentive Award shall be paid for an Incentive Period and the amount of any such Incentive Awards to be paid to a Participant under the Plan.

(2)

Establishment of Incentive Targets. An operating profit target (the “OP Target”) and a revenue target (the “Rev Target”) shall be established for each Incentive Period. The targets established under this Plan for purposes of determining the achievement of Incentive Awards are referred to in this Plan as the “Targets.” Targets shall be established for the Company on a consolidated basis. In addition, the Compensation Committee may approve the adoption of Targets for specified Participants based on revenue or operating profit for any region or division. In the event Targets are established for a region, they shall be determined by taking the sum of the Targets for each of the countries in such region except as otherwise provided by this Plan. The Compensation Committee must approve all Targets for each Incentive Period.

(3)

New Markets. Typically, a newly opened market will be treated outside this Plan in determining regional or country specific targets and results due to the uncertainty and volatility associated with the new market. Incentives for new markets will be determined by the CEO and the CFO and approved by the Compensation Committee, including the appropriate time for the new market to be included in the regional or country calculation for the Plan.

(4)

Calculation of Revenue and Operating Profit. For purposes of determining the achievement and amount of the Incentive Awards under this Plan, actual revenue and operating profit shall be the actual consolidated revenue and operating profit during the Incentive Period determined in accordance with GAAP, subject to the following exceptions: In translating local currency amounts to US dollars, the exchange rates used to establish the Targets shall be used in place of the weighted average exchange rates required by GAAP in order to eliminate the effect of foreign currency fluctuations. In the event Targets for a region are established, actual revenue and operating profit shall be determined by taking the sum of the revenue and operating profit for each of the countries in such region determined in accordance with GAAP with the same exception as set forth above to eliminate the impact of foreign currency fluctuations. The definition of operating profit may vary from region to region and will be defined by the CEO and the CFO. Subject to the approval of the Compensation Committee, adjustments can be made at any time to the method for calculating operating profit for purposes of this Plan by the CEO and CFO, to eliminate one-time charges, adjust for changes in transfer pricing, adjust for unjustified differences between operating expenditures and budgeted expenditures, and to adjust for any other factors that the CEO and CFO determine to be relevant.

      F.     Incentive Award Thresholds

(1)

Operating Profit Threshold. In the event that the actual operating profit for the Company is less than 90% of the OP Target for the applicable Incentive Period, no Incentive Award shall be paid to any Participant for such Incentive Period; provided, however, if a Participant has a regional OP Target, the portion of the Incentive Award for based on regional Targets may still be paid to such Participant if actual operating profit for such region is equal to or greater than 90% of the OP Target for such region.

(2)

Other Thresholds. In the event actual performance is less than 90% of a specified Target for a Participant in any given Incentive Period, the portion of the Incentive Award tied to such Target shall not be paid for such Incentive Period, but this shall not affect the payment of the portion of the Incentive Award tied to other Targets in which performance is equal to or greater than 90% of the applicable Target except as provide in Paragraph (1) above; provided, however, that Participants who have regional OP Targets shall not be paid any portion of the Incentive Award based on regional Targets if the operating profit for the region is less than 90% of the applicable OP Target for the region.

(3)	Performance Rating Threshold. A Participant must also be performing at a “competent” performance level as determined in accordance with the Company’s annual and semi-annual performance evaluations.

      G.     Incentive Awards

(1)

Incentive Awards. In the event the relevant operating profit threshold has been satisfied, the total Incentive Award for a Participant for any Incentive Period shall be determined by multiplying the Participant’s Base Salary, as in effect on the date the final Incentive Award is calculated, by the sum of all of the Adjusted Bonus Percentages applicable for such Incentive Period with respect to the Targets where the required performance thresholds have been met.

(2)

Bonus Percentages. Each Participant shall be assigned a specific Bonus Percentage for each Target for each Incentive Period. A schedule of the Targets and Bonus Factors shall be delivered to each Participant. Assigned Bonus Percentages shall be adjusted (the “Adjusted Bonus Percentages”) as set forth in Paragraphs (3) and (4) below for each Incentive Period based on actual performance in such Incentive Period.

(3)

Downward Adjustment of Bonus Percentages. In the event that actual performance is less than the specified Target, the Bonus Percentage for such Target for such Incentive Period shall be adjusted downward linearly in accordance with the following formula:

Initial Bonus Percentage * [1.0 -(5* (Actual Performance/Target))]

The formula results in 50% of the portion of the incentive award being paid to the executive at the threshold level (90% of Target), with the Incentive Award increasing linearly from the threshold level up to 100% of the Target, at which point 100% of that portion of the incentive award being achieved and paid.

(4)

Upward Adjustment of Bonus Percentages. In the event that actual performance is greater than the specified Target, the Bonus Percentage for such Target for such Incentive Period shall be increased by in accordance with the following formula:

Bonus Percentage * [1+ (Bonus Multiplier *({Actual Performance-Target}/Target))]

The Bonus Multiplier(s) shall be established for each Participant. A different Bonus Multiplier may be adopted for higher performance. If two or more Bonus Multipliers are established for a Participant, then the Bonus Percentage shall be adjusted by applying each Bonus Multiplier to that portion of the percentage increase applicable to such Base Multiplier. For example, in the event the Bonus Multiplier is 5 for performance from 0 to 5% above target, and 10 for performance greater than 5% above target, and actual performance is 9% above target, then the Bonus Percentage would be multiplied by 1.65 (1 plus the sum of (.05* 5) plus (.04 *10). In the absence of a designation of a Bonus Multiplier for a Participant, the Bonus Multiplier shall be 5, which is equal to the factor used to adjust the Bonus Percentage downward if a Target is not achieved.

(5)

Reduction of Incentive Award. In addition to the Targets, individual performance goals for each Participant shall also be established for each semi-annual incentive period. The goals for each Participant shall be established by his or her supervisor. The goals are intended to focus on aligning the Participant’s activities with the strategic objectives and priorities of the Company, the region, the country and/or the division. Some individual goals may stretch for periods longer than the period under review. Performance levels for individual goals shall be determined based on evaluation by the supervisor of the Participant as approved by the CEO. In the event a Participant fails to meet any of his or her performance goals, the Incentive Awards otherwise payable under this Plan for such Incentive Period shall be reduced by 25%.

(6)

Nu Skin shall pay any Incentive awards within such time frames as established and approved by the Compensation Committee, which shall generally be within 60 days of the close of each quarter. Incentive Awards shall be paid net of applicable State and/or Federal tax withholdings.

      H.     Targeted Bonus Levels

The Plan is intended to provide Participant’s with annual aggregate bonuses equal to a set percentage of base salary if actual performance is equal to targeted performance. This aggregate Bonus Percentages assigned to a Participant is based upon the Participant’s scope of job responsibility and the position’s ability to impact the Company’s overall financial performance. The following are guidelines for the aggregate annual Bonus Percentages, prior to the upward and downward adjustments required by the Plan based on performance, for each executive group:

60% of salary	Chairman, CEO, CFO, Senior Vice Presidents, Members of the Executive Committee
50% of salary	CAO, CIO, CLO, Division Presidents, Regional Vice Presidents, US General Manager
30% - 40% of salary	Country Vice Presidents, Division Vice Presidents, Other Vice Presidents

Nu Skin Enterprises, Inc.
Amended and Restated
Executive Incentive Plan

Schedule I
List of Participants

Blake Roney – Chairman
Brooke Roney – Sr. Vice President
Sandie Tillotson – Sr. Vice President
Truman Hunt – CEO and President
Ritch Wood – CFO
Corey Lindley – Regional Vice President and President, Greater China
Robert Conlee – Regional Vice President, North Asia
Joe Chang – President, Pharmanex Division
Lori Bush – President, Nu Skin Division
Larry Macfarlane – President, Big Planet Division
Mark Wolfert – Regional Vice President, Americas and Europe
Mike Smith – Regional Vice President, Southeast Asia and Pacific
Mark Adams – CAO
Matt Dorny – General Counsel
Richard King – CIO
Scott Schwerdt – General Manager, United States
Gary Garrett – Vice President, Administration
Brad Morris – Vice President, Distribution
Sid Henderson – Vice President, Materials Management
Claire Averett – Vice President, Human Resources
Jodi Durrant – Vice President, Events and Recognition
Charlie Allen – Vice President, Communications
Rob Young – Vice President, Pharmanex Marketing
Jack Peterson – Vice President, Pharmanex
Carsten Schmidt – Vice President, Pharmanex Development
Bart Mangum – Vice President, Nu Skin Operations
Joe Ford – Vice President, Americas and Europe
Elizabeth Thibadeau – Vice President, Nu Skin Marketing
Luis Cerqueria – Vice President, Pharmanex Operations
John Fralick – Vice President, IT Development
Jim Frary – Vice President , IT Operations and Infrastructure
Brent Ririe – Vice President, IT Legacy Systems
Brian Lords – Vice President, Treasurer
Chris Nielson – Vice President, Controller
Dane Van Pelt – Vice President, Tax
Keith Howe – Vice President, Internal Audit
Brett Nelson – Vice President, US market
Dan Chard – Vice President, Big Planet
Alex Treharne – Vice President, North Asia
Rich Hartvigsen – Vice President, Regulatory Affairs
Owen Messick – Vice President, Greater China, Finance